UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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☒	Soliciting material Pursuant to §240.14a-12
USA Technologies, Inc.
(Name of Registrant as Specified In Its Charter)
Hudson Executive Capital LP
HEC Management GP LLC
Douglas L. Braunstein

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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This filing contains a press release issued by Hudson Executive Capital LP, dated October 18, 2019.

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Hudson Executive Capital Issues Statement Regarding USA Technologies’ Leadership Change

October 18, 2019 07:00 AM Eastern Daylight Time

NEW YORK--(BUSINESS WIRE)--Hudson Executive Capital LP (“Hudson Executive” or “HEC”), a New York-based investment firm and the largest shareholder of USA Technologies, Inc. (“USAT” or the “Company”) (OTC: USAT) with beneficial ownership of approximately 16.3% of common stock, responded to the Company’s announcement that Stephen Herbert has stepped down as Chief Executive Officer and a director of the Company.

“It is only after Hudson Executive made its views public that USAT was willing to begin this long overdue process of replacing its CEO. This action does not absolve the Board of its past failures to provide the Company with competent management, and the consequent operational and financial deficiencies that have occurred on its watch as a result.

“Now that the Company is operating under the leadership of an ad hoc management team, with an interim CEO leading an interim CFO, there is increased urgency for shareholders to have an opportunity to exercise their right to elect directors who will select executive leadership for the Company. We have no confidence that this Board will exercise sound judgment regarding engagement of a consulting firm, candidate selection, compensation, and other important issues.

“Without consulting its largest shareholder, or any other shareholder to our knowledge, the Board made a number of indefensible decisions such as the recent financing, the hiring of an underqualified interim CFO, a compensation package for the departing CEO, hiring of an interim CEO and an accompanying compensation package, all while delaying a shareholder meeting. There are numerous other significant business decisions and vendor contracts to be addressed in the coming months. Based on its track record, this Board should not be permitted to make any other major decisions without shareholder input.

“Therefore, after 18 months without holding a meeting, the Board must call a shareholder meeting at the earliest practicable date. At a minimum, it should comply with its previous commitment to hold the shareholder meeting within 90 days of October 10th, and set and announce a meeting and record date accordingly. Any further delay will demonstrate the contempt this Board appears to have for its shareholders.”

About Hudson Executive Capital LP
Hudson Executive Capital LP (“Hudson Executive”), based in New York City, is a SEC-registered investment advisor to certain affiliated investment funds.
Important Information
In connection with their intended solicitation (the “Solicitation”) for the 2019 annual meeting of stockholders (the “Annual Meeting”) of USA Technologies, Inc. (the “Company”), Hudson Executive and certain of its affiliates will file a proxy statement with the U.S. Securities and Exchange Commission (“SEC”) to solicit proxies from stockholders of the Company for use at the Company’s Annual Meeting. Hudson Executive will furnish the definitive proxy statement to the stockholders of the Company, together with a WHITE proxy card. HUDSON EXECUTIVE STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Such proxy statement, when filed, and any other relevant documents will be available at no charge on the SEC’s website at http://www.sec.gov and will also be available, without charge, on request from Hudson Executive’s proxy solicitor, Innisfree M&A Incorporated (toll-free for stockholders at (888) 750-5834; collect for banks and brokers (212) 750-5833).

Hudson Executive Participant Information
Hudson Executive, HEC Management GP LLC, and Douglas L. Braunstein may be deemed “participants” under SEC rules in the Solicitation.  Hudson Executive, HEC Management GP LLC, and Douglas L. Braunstein may be deemed to beneficially own the equity securities of the Company described in Hudson Executive’s statement on Schedule 13D initially filed with the SEC on May 20, 2019 (the “Schedule 13D”), as it may be amended from time to time.   Except as described in the Schedule 13D, none of the persons listed above has a direct or indirect interest, by security holdings or otherwise, in the Company or the matters to be acted upon, if any, in connection with the Annual Meeting.
Contacts
Press:
Jonathan Gasthalter / Nathaniel Garnick
Gasthalter & Co.
212.257.4170

Investors:
Scott Winter / Gabrielle Wolf
Innisfree M&A Incorporated
212.750.5833